Exhibit 10.21

[********] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

LICENSE AGREEMENT

This License Agreement (the “Agreement”) effective as of this 12th day of August, 2002, between Wake Forest University Health Sciences, an institution organized as a nonprofit corporation under the laws of the state of North Carolina with its principal offices at Medical Center Boulevard, Winston-Salem, North Carolina 27109 (“WFUHS”), and Targacept, Inc., a Delaware corporation with its principal offices at 200 East First Street, Suite 300, Winston-Salem, North Carolina 27101-4165 (the “Company”).

WHEREAS, WFUHS is in possession of all right, title, and interest in and to the Patent Rights and the WFUHS Know-How (in each case as defined below) and desires to have the inventions and discoveries included therein or covered thereby utilized in the public interest; and

WHEREAS, WFUHS has the right to grant a license to the Company to said Patent Rights and WFUHS Know-How, and the Company desires to obtain said license, on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Definitions

1.1	“Affiliate” or “Affiliates” means any entity: (i) in which from time to time hereafter the Company owns or controls, directly or indirectly, at least fifty percent (50%) of the capital stock entitled to vote in the election of the board of directors (or the body providing an analogous function for entities other than corporations); (ii) that from time to time hereafter owns or controls, directly or indirectly, at least fifty percent (50%) of the Company’s capital stock entitled to vote in the election of directors; and (iii) in which at least fifty percent (50%) of the capital stock entitled to vote in the election of the board of directors (or the body providing an analogous function for entities other than corporations) is from time to time hereafter owned or controlled, directly or indirectly, by an entity that from time to time hereafter owns or controls, directly or indirectly, at least fifty percent (50%) of the Company’s capital stock entitled to vote in the election of directors.

1.2	“Development” means invention, discovery, proprietary development, data and information, in any medium or manifestation, including any method, process, composition of matter, apparatus, device, system, product, article of manufacture or appliance.

1.3	“Effective Date” means the date first written above.

1.4	“Field” means worldwide therapeutic use, including without limitation for humans.

1.5	“Invention” means WFUHS#98-14 Sex Related Deference in Pain Relief from Spinal Compound (RJR 2403), discovered and reduced to practice by Dr. James Eisenach, an employee of WFUHS.

1.6	“License” means (i) an exclusive, worldwide right and license under the Patent Rights and (ii) a non-exclusive, worldwide right and license to the WFUHS Know-How to: (a) make, have made, use, research, develop, have developed, lease, market, offer to sell, sell, have sold, distribute, improve, import and export Licensed Products and Licensed Processes in the Field; and (b) otherwise practice the Invention in the Field.

1.7	“Licensed Product” means any product that:

(a) infringes or would infringe, in whole or in part, a Valid Claim included in the Patent Rights in the country in which the product is made, developed, used or sold; or

(b) is manufactured, produced or used using a product or process that infringes or would infringe, in whole or in part, a Valid Claim included in the Patent Rights in the country in which the product or process is used, including without limitation a Licensed Process; or

(c) is manufactured, developed, used or sold using WFUHS Know-How.

1.8	“Licensed Process” means a process for making or using therapeutic agents that infringes or would infringe, in whole or in part, a Valid Claim included in the Patent Rights or is developed using WFUHS Know-How.

1.9	“Major Country” means any of the United States of America, any individual country in the European Union or Japan.

1.10	“Net Sales” means [********]

1.11	“Option Agreement” means that certain Option Agreement dated February 16, 2000 between WFUHS and the Company.

1.12

“Patent Rights” means, collectively: (i) United States Patent No. 6,248,744 issued June 9, 2001 (from United States Application No. 09/622,675, the United States National Phase of PCT/US99/03896, which claimed priority to United States Provisional Application No. 60/075,794 filed February 24, 1998) and all other United States and foreign patents that issue from applications that claim priority to United States Provisional Application No. 60/075,794, PCT/US99/03896 or United States Application No. 09/622,675, including, without limitation, continuation applications, continuation-in-part applications, divisional applications, substitute applications, reissue applications or requests for examination and foreign applications of any of the foregoing; and (ii) all other patents (U.S. or foreign) now issued or hereafter issuing on the patent applications described in clause (i) and all reexaminations, reissues, revisions, substitutes, renewals or extensions thereof.

1.13	“Regulatory Approval” means all approvals, licenses, registrations or authorizations of any federal, national, state, provincial or local regulatory agency, department, bureau or other government entity, necessary for the use, storage, import, transport and sale of a Licensed Product in a country.

1.14	“Royalty Expiration Date” means the date of expiration of the last-to-expire Valid Claim included in the Patent Rights covering, in whole or in part, a particular Licensed Product or Licensed Process in the Field in a particular country.

1.15	“Valid Claim” means: (i) any claim of an issued patent that has not expired and that has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal having expired, and that has not been admitted to be invalid through reissue, disclaimer or otherwise; or (ii) any claim of a pending patent application that has not expired or become abandoned.

1.16	“VCU Covered Product” means any product that:

(a) infringes or would infringe, in whole or in part, a Valid Claim included in the VCU Patents in the country in which the product is made, developed, used or sold; or

(b) is manufactured, produced or used using a product or process that infringes or would infringe, in whole or in part, a Valid Claim included in the VCU Patents in the country in which the product or process is used.

1.17	“VCU Patents” means, collectively: (i) United States Patent No. 5,914,337 issued June 22, 1999 (from United States Application No. 08/908,440 filed August 7, 1997); (ii) United States Patent No. 6,117,891 issued September 12, 2000 (from United States Application No. 09/257,368 filed February 15, 1999 as a continuation of Application No. 08/908,440); (iii) all United States or foreign patents that claim priority to United States Application Nos. 08/908,440 or 09/257,368, including without limitation PCT/US98/1648 (publication number WO 99/07369); and (iv) any continuations, continuations-in-part, divisionals, substitutes, reissues or requests for examination and all reexaminations, reissues, revisions, substitutes, renewals or extensions of any of the patents referred to in clauses (i-iii).

1.18	“WFUHS Know-How” means design criteria, technical data, practices, plans, specifications or formulas owned by WFUHS, or with respect to which WFUHS has use rights and is free to grant the License and sublicenses as provided for in Sections 2.1 and 4.1, respectively, as of the Effective Date and related to the Invention or its use in the Field.

2.	Grant of License

2.1	Subject to the terms and conditions hereof, WFUHS hereby grants the License to the Company and its Affiliates.

2.2	WFUHS acknowledges and agrees that all or any portion of the License may be practiced by the Company or its Affiliates through the use of subcontractors and that, unless specifically sublicensed, such subcontractors shall not be considered sublicensees.

2.3	The License is subject to the rights of the United States government under guidelines applicable as a result of federal funding to WFUHS to support the development of the Patent Rights and WFUHS Know-How, including, but not limited to, a non-exclusive right and license to the United States government to practice the Patent Rights for governmental purposes. In addition, WFUHS retains the right to use, practice, publish, display, discuss and present the Patent Rights and WFUHS Know-How for noncommercial educational, research, clinical and academic purposes; provided that the foregoing rights shall be expressly subject to WFUHS’ obligations pursuant to Section 6.

2.4	The Company shall mark the Licensed Products (i) made, used or sold in the United States with all applicable United States patent numbers and (ii) used, shipped to or sold in other countries in such a manner as to conform with the patent laws and practice of the country of use, shipment or sale.

2.5	Any Development made or developed after the Effective Date, and all intellectual property rights relating thereto, shall be owned exclusively by the party making or developing such Development, without any accounting, compensation or other obligation hereunder to the other party.

3.	Royalties and other Financial Consideration

3.1	In partial consideration for the License and the transfer of the WFUHS Know-How, the Company will pay to WFUHS a license fee equal to $25,000. The license fee is due and payable to WFUHS within thirty (30) days of the Effective Date. The license fee is non-refundable and not creditable against any other payments or fees due or payable to WFUHS pursuant to this Agreement.

3.2	In partial consideration for the License and the transfer of the WFUHS Know-How, the Company will pay to WFUHS a royalty equal to [********] of Net Sales of any and all Licensed Products that are not also VCU Covered Products (Licensed Products that are also VCU Covered Products being provided for in Section 3.4), such obligation to expire with respect to any particular Licensed Product in a particular country on the Royalty Expiration Date for that country; provided that the Company’s obligation to pay royalties under this Section 3.1 shall be imposed only once with respect to the same unit of a Licensed Product regardless of how many Patent Rights or Valid Claims pertain thereto.

3.3	In further consideration for the License and the transfer of the WFUHS Know-How and subject to Section 4.2.2 and Section 4.3.2, the Company will make certain nonrefundable,

noncreditable milestone payments to WFUHS within forty-five (45) days of achievement of the applicable milestone by the Company or, as applicable, its Affiliate with respect to each Licensed Product:

(i)	[********];

(ii)	[********];

(iii)	[********];

(iv)	[********];

(v)	[********]; and

(vi)	[********].

3.4	In partial consideration for the License and the transfer of the WFUHS Know-How, the Company will pay to WFUHS a royalty equal to [********] of Net Sales of any and all Licensed Products that are also VCU Covered Products (Licensed Products that are not also VCU Covered Products being provided for in Section 3.2), such obligation to expire with respect to any particular Licensed Product in a particular country on the Royalty Expiration Date for that country; provided that the Company’s obligation to pay royalties under this Section 3.4 shall be imposed only once with respect to the same unit of a Licensed Product regardless of how many Patent Rights or Valid Claims pertain thereto.

3.5	As of the Effective Date, WFUHS has not incurred any additional unreimbursed fees or other costs for the preparation, filing, prosecution, and maintenance of the Patent Rights. Accordingly, WFUHS acknowledges and agrees that no amounts not previously invoiced to Company shall be due from the Company under Section 3.1 of the Option Agreement.

4.	Sublicenses

4.1	WFUHS hereby grants to the Company the exclusive right to grant exclusive or nonexclusive sublicenses to third-party sublicensees with respect to all or any portion of the License granted to the Company hereunder. The Company will provide WFUHS a copy of any and all sublicense agreements within sixty (60) days of execution. Unless WFUHS otherwise expressly consents in writing, no such sublicense shall release the Company from its obligations hereunder.

4.2	For each sublicense granted by the Company hereunder with respect to the sale of Licensed Products that are not also VCU Covered Products (Licensed Products that are also VCU Covered Products being provided for in Section 4.3), the Company will pay to WFUHS the amounts provided below:

4.2.1	Royalties on the sale, lease, license or other transfer of Licensed Products that are not

VCU Covered Products under a sublicense equal to the lesser of: (i) the royalty that WFUHS would have received from the Company under Section 3.2 if such Licensed Products had been sold, licensed, leased or otherwise transferred by the Company instead of the sublicensee or (ii) [********] of all royalties received by the Company under such sublicense on sales, leases, licenses or other transfers by such sublicensee; provided that under no circumstances will WFUHS receive less under this Section 4.2.1 than the royalty that WFUHS would have received from the Company under Section 3.2 if (A) such Licensed Product had been sold, licensed, leased or otherwise transferred by the Company instead of the sublicensee and (B) [********].

4.2.2	If a sublicensee first reaches any milestone set forth in Section 3.3 before Company, then, for each milestone so reached by any such sublicensee, the Company shall pay to WFUHS the lesser of:

(1) the amount of the milestone payment set forth in Section 3.3 as if Company had reached such milestone instead of the sublicensee; or

(2) the amount of consideration received by Company from the sublicensee specifically for reaching such milestone; provided that the amount payable in respect of such milestone under this Section 4.2.2 shall in no event be less than [********].

In the event that a payment is required under this Section 4.2.2 with respect to any milestone and such payment is made to WFUHS, no payment with respect to the achievement of the same such milestone by the Company shall be payable at any time under Section 3.3 or otherwise.

4.2.3	If in lieu of, or in addition to, a royalty on sales, licenses, leases, or other transfers of Licensed Products as provided for in Section 4.2.1, a sublicensee [********] (all of the foregoing, collectively, “Other Amounts”) in consideration of the sublicense, the Company shall pay to WFUHS an amount equal [********] of all such Other Amounts (including, without limitation [********]); provided that:

(A) if, as of the date payment in respect of such Other Amount is to be made to WFUHS under Section 8.2, any royalties on the actual sale, lease, license or other transfer of Licensed Products have previously been actually paid, or are then payable, to WFUHS under Section 4.2.1, then the maximum amount payable in respect of such Other Amount under this Section 4.2.3 shall be equal to [********]; and

(B) any milestone amounts paid by the Company to WFUHS under Section 4.2.2 or Section 4.3.2 shall be creditable against any amounts otherwise payable under this Section 4.2.3, and any amounts paid by the Company to WFUHS under this Section 4.2.3 shall be creditable against any milestone amounts otherwise subsequently due and payable to WFUHS under Section 4.2.2 or Section 4.3.2.

For purposes of clarity:

(Example 1) [********]; and

(Example 2) [********].

To the extent the Company has fulfilled its obligations to WFUHS pursuant to this Section 4 and is not required to share the same with WFUHS pursuant to this Agreement, the Company shall be entitled to retain all Other Amounts without compensation to WFUHS.

4.3	For each sublicense granted by the Company hereunder with respect to Licensed Products that are also VCU Covered Products (Licensed Products that are not also VCU Covered Products being covered by Section 4.2), the Company will pay to WFUHS the amounts provided below:

4.3.1	Royalties on the sale, lease, license or other transfer of Licensed Products that are also VCU Covered Products under a sublicense equal to the lesser of: (i) the royalty that WFUHS would have received from the Company under Section 3.4 if the VCU Covered Product had been sold, licensed, leased or otherwise transferred by the Company instead of the sublicensee or (ii) [********] of all royalties received by the Company under such sublicense on sales, leases, licenses or other transfers by such sublicensee; provided that under no circumstances will WFUHS receive less under this Section 4.3.1 than the royalty that WFUHS would have received from the Company under Section 3.4 if (A) such VCU Covered Product had been sold, licensed, leased or otherwise transferred by the Company instead of the sublicensee and (B) [********].

4.3.2	If a sublicensee first reaches any milestone set forth in Section 3.3 before Company, then, for each milestone so reached by any such sublicensee, Company shall pay to WFUHS the lesser of:

(1) the amount of the milestone payment set forth in Section 3.3 as if Company had reached such milestone instead of the sublicensee; or

(2) the amount of consideration received by Company from the sublicensee specifically for reaching such milestone; provided that the amount payable in respect of such milestone under this Section 4.3.2 shall in no event be less than [********].

In the event that a payment is required under this Section 4.3.2 with respect to any milestone and such payment is made to WFUHS, no payment with respect to the achievement of the same such milestone by the Company shall be payable at any time under Section 3.3 or otherwise.

4.3.3	If in lieu of, or in addition to, a royalty on sales of Licensed Products as provided for in Section 4.3.1, a sublicensee pays or delivers Other Amounts to the Company in consideration of the sublicense, the Company shall pay to WFUHS an amount equal to [********] of all such Other Amounts (including, without limitation, [********]); provided that:

(A) if, as of the date payment in respect of such Other Amount is to be made to WFUHS under Section 8.2, any royalties on the actual sale, lease, license or other transfer of Licensed Products have previously been actually paid, or are then payable, to WFUHS under Section 4.3.1, then the maximum amount payable in respect of such Other Amount under this Section 4.3.3 shall be equal to [********]; and

(B) any milestone amounts paid by the Company to WFUHS under Section 4.2.2 or Section 4.3.2 shall be creditable against any amounts otherwise payable under this Section 4.3.3, and any amounts paid by the Company to WFUHS under this Section 4.3.3 shall be creditable against any milestone amounts otherwise subsequently due and payable to WFUHS under Section 4.2.2 or Section 4.3.2.

For purposes of clarity:

(Example 1) [********]; and

(Example 2) [********].

To the extent the Company has fulfilled its obligations to WFUHS pursuant to this Section 4 and is not required to share the same with WFUHS pursuant to this Agreement, the Company shall be entitled to retain all Other Amounts without compensation to WFUHS.

4.4	If a milestone payment or an “Other Amount” (such as an initial license fee) is received by Company and such milestone payment or “Other Amount” cannot be reasonably determined at the date of the applicable payment under Section 8.2 to be with respect to Licensed Products that are not also VCU Covered Products or Licensed Products that are also VCU Covered Products, then such milestone payment or “Other Amount” shall be deemed to be for (i) Licensed Products that are also VCU Covered Products and therefore subject to Section 4.3.3 if both VCU Patents and any Patent Rights are licensed under the sublicense to the sublicensee or (ii) Licensed Products that are not also VCU Covered Products and subject to Section 4.2.3 if any Patent Rights, but no VCU Patents, are licensed under the sublicense to the sublicensee.

4.5

Unless otherwise agreed by WFUHS, termination of the License granted to the Company by WFUHS under this Agreement will terminate all sublicenses that may have been granted by the Company; provided, however, that any sublicensee who desires to continue its sublicense may so advise WFUHS in writing of such sublicensee’s desire to continue the sublicense within thirty (30) days of the sublicensee’s receipt of written notice of the termination of the Company’s License and, subject to the sublicensee’s agreement to assume relative to WFUHS all the payment and other obligations contained in this Agreement (or, as applicable, the sublicense agreement with the Company), WFUHS, in the exercise of reasonable discretion, may elect to continue the sublicense.

4.6	Any sublicense granted by the Company must contain provisions corresponding to those of Section 4.5 relative to termination and the conditions of continuance of any sublicenses.

5.	Commercially Reasonable Efforts and Due Diligence

5.1	The Company will use commercially reasonable efforts (either alone or through research collaborations or alliances with research organizations, pharmaceutical companies or other third parties), taking into account all scientific, clinical and regulatory uncertainties, to pursue the development of Licensed Products and to bring Licensed Products to market through a thorough and diligent program for exploitation of the Patent Rights and the marketing and commercialization of the Licensed Products. Upon receipt of Regulatory Approval for the first Licensed Product in a Major Country, the Company will have no further diligence obligations hereunder, other than an obligation to use commercially reasonable efforts to market and sell the Licensed Product in the Major Country in which Regulatory Approval was obtained.

5.2	The Company will prepare and, not later than the [********] of the Effective Date, submit to WFUHS a development plan of the Company for bringing the Licensed Products to market. The development plan of Company will be revised and updated from time to time (and not less frequently than once per calendar year) and, upon delivery to WFUHS, each such revision or update will become a part of this Agreement.

5.3	If WFUHS believes the Company is failing to comply with its obligations under Section 5.1, WFUHS may send notice to the Company asserting such belief and the basis therefor. The Company shall have sixty (60) days from its receipt of such notice either to (i) commence compliance with its obligations under Section 5.1 to WFUHS’ reasonable satisfaction or (ii) send notice to WFUHS requesting arbitration of such issue in accordance with Section 18.10. In the event that the Company fails to satisfy its obligation set forth in the previous sentence, WFUHS shall have the right, at its option, to convert any portion of the License granted by WFUHS to the Company hereunder to a non-exclusive license, or to cancel the License upon thirty (30) days written notice and to require a reversion back to WFUHS of all rights and all relevant materials, research information and technology, including Patent Rights and WFUHS Know-How, transferred to the Company by WFUHS.

6.	Confidentiality

6.1

WFUHS and the Company recognize that each party may need to provide confidential and proprietary information from time to time to the other party pursuant to this Agreement. In recognition of WFUHS as a non-commercial, academic institution, the Company agrees to limit to the extent possible the delivery of confidential information to WFUHS. WFUHS and the Company agree to hold in confidence, in accordance with this Section 6, any information disclosed by one party to the other under this Agreement that is clearly identified as

“confidential” at the time of disclosure (hereinafter “Information”). Information will be provided in written or other tangible form whenever possible marked as “confidential” but, if provided orally or in an other non-tangible form, the Information must be summarized in writing, labeled as “confidential” and be provided to the receiving party with thirty (30) days of first disclosure to be considered confidential under this Agreement. For the purpose hereof, “hold in confidence” means that WFUHS and the Company will not disclose the Information of the other party to a third party and will protect the Information provided to it by the other party in the same manner in which it protects its own confidential information of similar nature, but will in no event use less than reasonable care. The Information will remain the property of the party disclosing such Information.

6.2	The obligations of the receiving party to maintain confidentiality under this Agreement will survive its expiration or termination and will endure for five (5) years from the date of first disclosure of such Information.

6.3	Information does not include information that:

(i) is already known to the receiving party prior to the Effective Date;

(ii) is or becomes publicly known through no fault of receiving party;

(iii) has been or is disclosed to the receiving party by a third party that the receiving party does not know (and is not reckless in not knowing) to be under an obligation of confidence or secrecy to the disclosing party at the time of disclosure;

(iv) is developed by employees or consultants of the receiving party who had no knowledge of the Information, as evidenced by written records;

(v) is approved for release by written authorization of the disclosing party; or

(vi) is required to be disclosed by law, provided the receiving party promptly notifies the disclosing party in writing prior to such disclosure, considers in good faith any comments or suggested changes to such disclosure from the disclosing party and gives the disclosing party a reasonable opportunity to prevent or limit the disclosure.

6.4

The parties further agree that the Company shall have the right to disclose Information and the provisions hereof to: (i) its Affiliates; (ii) potential sublicensees, assignees or subcontractors for the purpose of allowing any such potential sublicensee, assignee or subcontractor to evaluate such technologies and to determine whether to enter into a sublicense, assignment or subcontract; (iii) sublicensees, assignees or subcontractors, for the purpose of allowing such sublicensee, assignee or subcontractor, as the case may be, to make, have made, use, research, develop, have developed, lease, market, offer to sell, sell, have sold, distribute, improve, import and export Licensed Products; (iv) a purchaser or potential purchaser of all or substantially all of the Company’s assets, or a party with which the Company is then in discussions regarding a potential business combination; and (v) an investor or lender, or prospective investor or lender, in or to the Company; provided, however, that, prior to any such disclosure, the Company shall obtain a confidentiality agreement (substantially similar in content to the provisions of this Section 6) from the party to which such disclosures are to be made.

7.	Representations and Disclaimer

7.1	WFUHS represents that, to its actual knowledge, it owns all right, title and interest in and to the Patent Rights existing as of the Effective Date, free of any liens, licenses, encumbrances, restrictions and other legal or equitable claims, other than the rights of the federal government under federal funding guidelines.

7.2	The Company represents that (i) it has the authority and corporate power to enter into this Agreement and (ii) it is the exclusive licensee of the VCU Patents in the Field and such license is in full force and effect as of the Effective Date.

7.3	Information, materials and property, whether tangible or intangible, which may be delivered hereunder to the Company, will be delivered on an “as is, where is” basis without any express or implied warranty except as expressly set forth in Section 7.1. WFUHS HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE. WFUHS MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO THE VALIDITY OF PATENT RIGHTS, INCLUDING CLAIMS ISSUED OR PENDING, OR THAT THE USE OF ANY TECHNOLOGY UNDER THE PATENT RIGHTS OR WFUHS KNOW-HOW WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY. WFUHS ASSUMES NO RESPONSIBILITY WITH RESPECT TO THE EXPLOITATION OR COMMERCIALIZATION OF THE PATENT RIGHTS, LICENSED PRODUCTS AND PROCESSES OR WFUHS KNOW-HOW OR THE MANUFACTURE, USE, SALE, LEASE OR DISTRIBUTION OF ANY METHODS, PROCESSES, APPARATUS, DEVICES, SYSTEMS, PRODUCTS, ARTICLES, AND/OR APPLIANCES DERIVED FROM OR USING THE LICENSED PRODUCTS AND PROCESSES, PATENT RIGHTS OR WFUHS KNOW-HOW BY THE COMPANY. NO PARTY WILL BE LIABLE FOR LOSS OF PROFITS, LOSS OF USE OR ANY OTHER INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES.

8.	Records, Reports and Payments

8.1	The Company will keep and maintain, and will require any and all of its Affiliates and sublicensees to keep and maintain, complete, accurate, and correct records and books relating to the sale or lease of the Licensed Products for four (4) years following the end of the calendar year to which such records and books pertain.

8.2	The Company will render to WFUHS calendar quarter reports for each calendar quarter during the term hereof. Within thirty (30) days following (i) each such calendar quarter and (ii) expiration of the sixty (60) day period of permissible sales of inventory following termination of this license under Section 10.5, if applicable, the Company will provide to WFUHS a written report setting forth the following information with respect to the immediately preceding calendar quarter or sixty (60) day period, as applicable:

(i) an accounting for all Licensed Products sold, distributed or used;

(ii) gross receipts from the sale of Licensed Products;

(iii) any applicable reductions calculated as provided in the definition of “Net Sales” hereunder;

(iv) total Net Sales;

(v) total of all milestone payments due and payable to WFUHS; and

(vi) total royalties, sublicense revenues, milestone payments and any and all other payments under this Agreement then due.

The Company will remit to WFUHS with each such report the amount of royalty and other payments shown thereby to be due. If no sales of Licensed Products were made during any calendar quarter, the Company will provide to WFUHS a statement to that effect.

8.3	The books and records of account relating to sales of Licensed Products kept by the Company shall be made available upon reasonable notice, during normal business hours for examination by an auditor chosen by WFUHS and reasonably acceptable to the Company, who will be permitted to enter upon the premises of the Company and, at WFUHS’s expense, make and retain copies of any and all parts of said books and records of account, including invoices that are relevant to any report required to be rendered by the Company. Any amount determined owed but not paid will be paid promptly to WFUHS with interest accruing from the date finally determined at the rate of [********] per year. In the event any such audit shows that the Company has underpaid its royalty obligation hereunder by [********] or more during any calendar quarter, the Company will reimburse WFUHS for the out-of-pocket expenses actually incurred for such audit. WFUHS may conduct no more than one (1) audit per calendar year.

8.4

Royalty or other payments will be paid in United States dollars to WFUHS in Winston-Salem, North Carolina, or at such other place as WFUHS may reasonably designate consistent with the laws and regulations controlling in any foreign country. Any withholding taxes that the Company is required by law to withhold on remittance of the royalty payments will be deducted from the royalty paid. The Company will cooperate in all reasonable respects with WFUHS, at WFUHS’ expense, in WFUHS’ filing of documents or in pursuing other actions deemed appropriate by WFUHS to reclaim any such taxes paid to local, state, or federal governments on a country-by-country basis to which WFUHS may be entitled pursuant to the laws of that locale, state or country. The Company will furnish WFUHS with original copies of all official receipts for such taxes. If any royalties hereunder are based on Net Sales converted from foreign currency, the conversion will be made by using the average exchange rate at a first-class foreign exchange bank for the calendar quarter period to which such royalty payments relate.

9.	Patent Prosecution

9.1	The filing and prosecution of all United States and foreign patent applications and maintenance of all United States and foreign patents within the Patent Rights shall be the primary responsibility of WFUHS; provided, however, that WFUHS shall: (i) notify the Company in writing prior to any initial patent application filing in a country and keep the Company informed of, and give the Company a reasonable opportunity to participate in, all major decisions affecting all filing, prosecution and maintenance activities related to the Patent Rights; (ii) provide, or require its patent counsel to provide, to the Company copies of all papers and other materials relating to all patent applications and registrations prior to submission; and (iii) give due consideration to comments of the Company related to patent prosecution. WFUHS will seek patent protection for each invention within the Patent Rights in all countries designated by the Company from time to time so long as the Company assumes full financial responsibility, and actually reimburses WFHUS, for the associated patent preparation, prosecution and maintenance costs in such countries. Upon the failure or refusal of WFUHS to undertake such prosecution efforts, the Company may, upon notice to WFUHS, assume such efforts unless WFUHS commences such efforts to the reasonable satisfaction of the Company within thirty (30) days of such notice. In such event, Company will (i) provide, or require its patent counsel to provide, to WFUHS copies of all papers and other materials relating to all patent applications and registrations prior to submission; and (ii) give due consideration to comments of WFUHS related to patent prosecution.

9.2	Within thirty (30) days following receipt of itemized statements and other proper supporting documentation, the Company will reimburse WFUHS its reasonable fees and costs actually incurred that relate to the preparation, filing, prosecution, and maintenance of the U.S., PCT, and/or foreign patent applications, and any U.S. and foreign patents issuing thereon, within the Patent Rights that are incurred following the Effective Date and that are requested or authorized by the Company.

9.4

In the event the Company determines that filing, prosecution or maintenance of any of the U.S. or foreign patent applications or patents within the Patent Rights is not justified and so advises WFUHS in writing or in the event that Company fails to pay WFUHS within thirty (30) days of receipt of notice of any delinquent payment for any such filing, prosecution, or maintenance, WFUHS will then have the option to file, prosecute or maintain any such Patent Rights at its own expense. If WFUHS does so: (i) WFUHS will then have the option to delete such U.S. or foreign patent applications or patents within said Patent Rights from the License for the territory covered thereby; (ii) the Company will have no rights under the

License for any such deleted U.S. or foreign patent applications or patent; (iii) WFUHS will obtain all rights in and to such deleted U.S. or foreign patent applications or patents and will be free to exploit and to assign or license any such deleted U.S. or foreign patent applications or patents to third parties without effect on the amount of royalties or other payments due to WFUHS under Sections 3 or 4.

9.5	In the event that any claim of any application within the Patent Rights is canceled, abandoned, or otherwise disallowed by a final non-appealable or non-appealed action of a Patent Office having jurisdiction, or in the event that any claim of any patent within the Patent Rights is held invalid or unenforceable by a non-appealable or non-appealed decision by any court of competent jurisdiction, such claim will be deemed to have expired, as of the date of final disallowance or final decision of invalidity or non-enforceability.

10.	Termination

10.1	The term of this Agreement and the License shall begin on the Effective Date and, unless sooner canceled or terminated as provided herein, shall expire upon expiration of the last-to-expire patent or patent application included within the Patent Rights.

10.2	If the Company becomes bankrupt or insolvent, or files a petition in bankruptcy, or if the business of the Company is placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of the Company or otherwise, and such proceeding continues unstayed for sixty (60) days, this Agreement will automatically terminate without any notice whatsoever to the Company.

10.3	If the Company at any time defaults in any payment due to WFUHS, including without limitation a royalty, milestone or other payment, or commits a material breach of any material covenant or undertaking set forth herein, WFUHS shall have the right, in addition to all other remedies available to it, to terminate this Agreement and revoke all or any portion of the License herein granted, by giving the Company thirty (30) days prior written notice of such proposed termination; provided that (i) if the Company cures such default or breach within such thirty (30) day period, then this Agreement shall remain in effect and the License herein granted shall be in full force and effect as if no such default or breach had occurred on the part of the Company and (ii) if at the expiration of such 30-day period, the Company can demonstrate to WFUHS’ reasonable satisfaction that it is working diligently and in good faith to cure such default or breach, the Company shall have an additional period, not to exceed ninety (90) days, to cure such breach. If at the expiration of such initial 30-day period or such additional 90-day period, if applicable, the Company fails to cure the breach, WFUHS may terminate this Agreement upon notice of termination to the Company. In the event of termination under this Section 10.3, the Company will continue to be obligated to pay to WFUHS any and all license fees, royalties, milestones or other payments payable at the time of termination.

10.4	The Company will have the right to terminate this Agreement with or without cause at any time on sixty (60) days written notice to WFUHS.

10.5	Upon termination hereof for any reason, nothing herein will be construed to release either party from any obligation accrued prior to the effective date of such termination. Any termination hereof will not relieve the Company of any obligations to make any and all payments for any royalties, milestones or other payments that may have accrued prior to the date of such termination. After the effective date of any termination of this Agreement, the Company, for a sixty (60) day period following such termination, may, unless termination is effected under Section 10.3, 10.6, or 13.1 (last sentence), sell all Licensed Products in the inventory of the Company at the usual sales price of the Company for such Licensed Products; provided that the Company shall pay to WFUHS the royalties thereon as required by Section 3 and submit the reports required by Section 8. Any Licensed Products remaining in inventory of the Company following such sixty (60) day period shall be transferred to WFUHS without charge.

10.6	If, at any time during the term hereof, the Company, directly or indirectly, opposes, or assists any third party to oppose, the grant of any letters patent on any patent application within the Patent Rights or disputes, or directly or indirectly assists any third party to dispute, the validity of any patent within the Patent Rights or any of the claims thereof, WFUHS may, at its sole discretion, exercised within sixty (60) days after WFUHS first has notice of such occurrence, terminate all or any portion of the License upon thirty (30) days prior written notice to the Company.

11.	Infringement

11.1	Each party will be obligated to promptly inform the other in writing of any alleged infringement by a third party of any of the patents within the Patent Rights, and provide such other parties with any available evidence of infringement. No party will settle or compromise any claim or action in a manner that imposes any restrictions or obligations on the other party or parties without such other party’s written consent, which shall not be unreasonably withheld.

11.2	During the term hereof, the Company will have the first right, but not the obligation, to (i) prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such prosecution, to request that WFUHS join as a party plaintiff in any such suit, without expense to WFUHS, and WFUHS’s consent to such request shall not be unreasonably withheld, or (ii) settle the infringement suit, subject to the provisions of Section 11.1, by sublicensing the alleged infringer or by other means.

11.3

In the event that the Company undertakes the enforcement and/or defense of the Patent Rights by litigation, including any declaratory judgment action, the total cost of any such action commenced or defended solely by the Company shall be borne by the Company and the Company shall keep any recovery or damages for past infringement derived therefrom, provided that Company pays to WFUHS any royalties, fees, payment or Other Amounts due and payable to WFUHS pursuant Sections 3 and 4, if any, based on amounts awarded to compensate the Company for lost sales or revenues, including any damages awarded directly in connection with such lost sales or revenues. Subject to Section 11.1, the Company shall be entitled to settle any such litigation by agreement, consent, judgment, voluntary dismissal or otherwise, provided such settlement does not impose any burden, obligation or responsibility on WFUHS.

11.4	If, within six (6) months after having been notified of any alleged infringement, the Company is unsuccessful in persuading the alleged infringer to desist and has not brought or is not diligently prosecuting an infringement action, or if the Company notifies WFUHS at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and only then, WFUHS will have the right to prosecute at its own expense any infringement of the Patent Rights. The total cost of any such infringement action commenced or defended solely by WFUHS will be borne by WFUHS, and WFUHS will keep any recovery or damages for past infringement derived therefrom. Subject to Section 11.1, WFUHS shall be entitled to settle any such litigation by agreement, consent, judgment, voluntary dismissal or otherwise.

11.5	In the event an infringement action is brought against the Company arising from the use of the Patent Rights, the Company will defend such action and will be solely responsible for all attorneys’ fees, costs of defense and liability arising out of that action.

11.6	In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights is brought against the Company, the Company will be responsible, at its sole expense, for the defense of the action and the Company will keep any recovery or damages derived therefrom or from any counterclaims asserted therein unless and until WFUHS elects to intervene and participate in the defense of the action in accordance with the next sentence, and provided further that Company pays to WFUHS any and all amounts due and payable to WFUHS pursuant Sections 3 and 4 of this Agreement due, in whole or in part, to any lost sales or revenues and any damages or awards associated therewith or thereto. WFUHS, at its option, will have the right to intervene and participate in the defense of the action at its own expense whereupon WFUHS and the Company will share in any recovery or damages derived therefrom or from any counterclaims asserted therein in proportion to the total out-of-pocket costs contributed by each party.

11.7	In any infringement suit brought or declaratory judgment action defended by any party to protect any of the Patent Rights, the other party will, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, make its employees available to testify when requested and make available relevant records, papers, information, samples, specimens and the like.

12.	Indemnification and Insurance

12.1

Each of the Company, its Affiliates and their respective sublicensees will, at all times during the term hereof and thereafter, indemnify, hold harmless, and defend WFUHS and Wake Forest University and their respective trustees, officers, directors, employees, agents and affiliates from and against any and all claims, losses, damages, liabilities, costs and expenses, including legal expenses and reasonable attorneys’ fees actually incurred (all of the foregoing, “Losses”), which arise or may arise at any time out of or in connection with its own activities in connection with its use of the Patent Rights, Invention or WFUHS Know-How in the production, manufacture, sale or use of the Licensed Products or Licensed Processes, except to the extent such Losses arise, directly or indirectly, out of the gross negligence or willful misconduct of WFUHS or its officers, agents or employees. The Company will ensure that any sublicense agreement will contain an indemnity provision to this effect in favor of WFUHS.

12.2	The Company and its Affiliates will, and the Company will require its sublicensees to, carry liability insurance at their own expense, adequate to assure its obligations to WFUHS under Section 12.1 and will provide satisfactory evidence of adequate insurance coverage to WFUHS upon its request.

13.	Assignment

13.1	The Company may assign or otherwise transfer this Agreement and the License granted hereby only (i) with the approval of WFUHS or (ii) to the assignee or transferee of the Company’s entire business or of that part of the Company’s business to which the License granted hereby relates (including, without limitation, by operation of law in a merger); provided, however, that such assignee or transferee agrees in writing to be bound by the terms and conditions hereof. If WFUHS raises no reasonable objection in writing to a proposed assignment or transfer within fifteen (15) days after WFUHS receives notice thereof, then WFUHS shall be deemed to have approved such assignment or transfer so long as the assignee or transferee agrees in writing to be bound by the terms and conditions hereof. If the Company sells or otherwise transfers its entire business or that part of its business to which the License granted hereby relates and the assignee or transferee does not agree in writing to be bound by the terms and conditions hereof within fifteen (15) days of any such request by WFUHS, WFUHS will have the right to terminate this Agreement by providing written notice of termination to such transferee or assignee.

14.	Non-Use of Names

14.1	The Company will not use the name of WFUHS or any adaptation thereof in any advertising, promotional or sales activities without the prior written consent of WFUHS, except (i) that the Company may state that it is licensed under one or more of the patents or applications within the Patent Rights or (ii) to the extent required by law, regulation or court order.

15.	Export Controls

15.1

It is understood that WFUHS is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States Government or may require written assurances by the Company that the Company will not export data or commodities to certain foreign countries without prior approval of such agency. WFUHS does not represent that a license will be required or that, if required, will be issued.

16.	Survival

16.1	Sections 1, 2.5, 6, 7, 8.1, 8.3, 10, 12, 16, 17 and 18 shall survive expiration or termination of this Agreement for any reason.

17.	Payments, Notices and Other Communications

17.1	Any payment, notice or other communication pursuant to this Agreement shall be given in writing and shall be deemed given upon personal delivery, one day after deposit with a nationally recognized overnight delivery service with charges prepaid or two days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, addressed to the applicable party at its address below (or such other address as it designates by written notice given to the other party):

WFUHS:	Director, Office of Technology Asset Management Wake Forest University Health Sciences Medical Center Boulevard Winston-Salem, North Carolina 27157-1023

The Company:	Targacept, Inc. 200 East First Street, Suite 300 Winston-Salem, North Carolina 27101-4165 Attention: President

18.	Miscellaneous Provisions

18.1	This Agreement will be construed, governed, interpreted, and applied in accordance with the laws of the State of North Carolina, U.S.A. without regard to conflicts-of-law rules. Notwithstanding the foregoing, any questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent was granted.

18.2	The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof and supersedes and cancels any and all prior agreements between the parties relating to the subject matter, including without limitation the Option Agreement. This Agreement will not be subject to any change or modification except by the execution of a written instrument signed by the parties hereto.

18.3	The provisions hereof are severable and, in the event that any provision hereof is determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

18.4	The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition hereof will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

18.5	This Agreement will be binding and inure to the benefit of the parties hereto and their respective affiliates and permitted successors and assigns.

18.6	The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns and such representations, warranties, covenants, and undertakings will not be construed as conferring any rights on any other party.

18.7	Nothing contained in this Agreement will be deemed to place the parties hereto in a partnership, joint venture or agency relationship and neither party will have the right or authority to obligate or bind the other party in any manner.

18.8	This Agreement may be executed in two counterparts, each of which will be deemed an original and both of which, taken together, shall constitute one and the same instrument.

18.9	In the event of any dispute between the parties that arises from this Agreement, the prevailing party in any legal action that is brought to resolve such dispute will be entitled to recover its attorneys’ fees and costs from the other party.

18.10	Any controversy or dispute as to whether the Company is satisfying its obligations under Section 5.1 shall be first referred to arbitration in the City of Winston-Salem, North Carolina, USA, under the auspices of, and conducted in accordance with, the rules of the American Arbitration Association. All arbitration proceedings shall be before a board of three (3) arbitrators who are knowledgeable about biotechnology and pharmaceutical development and the legal, tax and other issues affecting institutions of higher learning, and each party shall select one (1) arbitrator and the selected arbitrators shall select the third arbitrator. The arbitration proceedings shall be conducted in the English language and any award shall be in United States dollars. The cost of the third arbitrator shall be divided equally between the parties and each party shall pay the costs of the arbitrator selected by it. Any award of the arbitrators shall be binding on the parties to this Agreement. For the avoidance of doubt, this Section 18.10 is only applicable to disputes, if any, with respect to compliance with the Company’s obligations under Section 5.1.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement as of the day and year first set forth above.

Wake Forest University Health Sciences		Targacept, Inc.

By:	/s/ Spencer Lemons	By:	/s/ J. Donald deBethizy
	Spencer Lemons		Dr. J. Donald deBethizy
	Director, Technology Asset Management		President and CEO